Exhibit 99.2

THESTREET, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 11, 2012, TheStreet, Inc. (the “Company”) purchased all of the equity interests of The Deal, L.L.C., a Delaware limited liability company (“The Deal”) pursuant to an Equity Interest Purchase Agreement, dated as of September 11, 2012 (the “Purchase Agreement”), by and between the Company and WPPN, LP (the “Acquisition”). The Deal operates a digital subscription platform that delivers sophisticated coverage of the deal economy, primarily through The Deal Pipeline, a leading provider of transactional information and services.

Under the terms of and subject to the conditions set forth in the Purchase Agreement, the Company paid approximately $5.8 million in cash, subject to a cash purchase price adjustment based on net worth as defined in the Purchase Agreement, for all of the equity of The Deal. Upon the consummation of the closing of the transactions contemplated by the Purchase Agreement, the Company became the sole member of The Deal.

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) has been prepared to illustrate the effects of the Acquisition. This pro forma financial information has been prepared from the historical consolidated financial statements of TheStreet and The Deal, and should be read in conjunction with the Company’s historical consolidated financial statements and related notes as found in the Company’s 2011 Annual Report on Form 10-K, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed with the Securities and Exchange Commission (“SEC”) on March 7, 2012, May 7, 2012, August 3, 2012 and November 9, 2012, respectively, as well as, the audited financial statements of The Deal that have been included as Exhibit 99.1 in this Current Report on Form 8K/A. Certain amounts in The Deal’s financial statements included in the pro forma financial information have been reclassified to conform to TheStreet’s basis of presentation. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2012 and year ended December 31, 2011, combines both TheStreet and The Deal’s results of operations for this period. The unaudited pro forma condensed combined statements of operations are presented as if the acquisition had occurred on January 1, 2011, the beginning of the Company’s fiscal year 2011. The historical financial statements of The Deal are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the Acquisition. The unaudited condensed combined pro forma statements of operations do not reflect future events that may occur subsequent to the Acquisition, including the potential realization of operational synergies, cost savings, revenue enhancements or other costs of the planned integration. The pro forma financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to not make the information presented misleading.

Exhibit 99.2

THESTREET, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Fiscal Year Ended December 31, 2011

	The Street, Inc.	The Deal, LLC	Pro Forma Adjustments		Pro Forma Combined

Net Revenue:
Subscription services	$39,514,153	$8,375,216	$—		$47,889,369
Marketing services	18,245,847	2,236,935	—		20,482,782
Other	—	882,217	—		882,217

	57,760,000	11,494,368	—		69,254,368

Operating expense:
Cost of services	26,499,085	7,103,106	—		33,602,191
Sales and marketing	16,681,562	5,499,394	—		22,180,956
General and administrative	15,810,994	3,202,413	—		19,013,407
Depreciation and amortization	5,757,365	270,505	750,128	(a)	6,777,998
Restructuring and other charges	1,825,799	—	—		1,825,799

Total operating expense	66,574,805	16,075,418	750,128		83,400,351

Operating loss	(8,814,805)	(4,581,050)	(750,128)		(14,145,983)
Interest income (expense)	667,822	(996,509)	967,999	(b)	639,312
Loss on sale of marketable securities	(35,340)	—			(35,340)

Loss from continuing operations before income taxes	(8,182,323)	(5,577,559)	217,871		(13,542,011)
Provision for income taxes	—	—	—		—

Loss from continuing operations	(8,182,323)	(5,577,559)	217,871		(13,542,011)
Discontinued operations:
Loss from discontinued operations	(1,798)	—	—		(1,798)

Net loss	(8,184,121)	(5,577,559)	217,871		(13,543,809)
Preferred stock cash dividends	385,696	—	—		385,696

Net Loss attributable to common stockholders	$(8,569,817)	$(5,577,559)	217,871		$(13,929,505)

Other comprehensive income:
Net loss	$(8,184,121)	$(5,577,559)	217,871		$(13,543,809)
Unrealized loss on marketable securities	(725,911)	—	—		(725,911)

Comprehensive loss	$(8,910,032)	$(5,577,559)	$217,871		$(14,269,720)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.26)	$—	$—		$(0.42)
Loss from discontinued operations	(0.00)	—	—		(0.00)

Net loss	(0.26)	—	—		(0.42)
Preferred stock cash dividends	(0.01)	—	—		(0.01)

Net loss attributable to common stockholders	$(0.27)	$—	$—		$(0.43)

Weighted average basic and diluted shares outstanding	31,953,683	—	—		31,953,683

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Exhibit 99.2

THESTREET, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2012

	The Street, Inc.	The Deal, LLC	Pro Forma Adjustments		Pro Forma Combined

Net Revenue:
Subscription services	$27,140,853	$6,032,933	$—		$33,173,786
Marketing services	9,753,885	1,069,235	—		10,823,120
Other	—	368,146	—		368,146

	36,894,738	7,470,314	—		44,365,052

Operating expense:
Cost of services	17,834,336	7,176,607	—		25,010,943
Sales and marketing	10,076,902	1,358,556	—		11,435,458
General and administrative	10,242,852	1,949,849	(395,479	)(c)	11,797,222
Depreciation and amortization	3,740,649	191,189	518,853	(a)	4,450,691
Restructuring and other charges	6,039,797	—	—		6,039,797
Gain on disposition of assets	(205,989)	—	—		(205,989)

Total operating expense	47,728,547	10,676,201	123,374		58,528,122

Operating loss	(10,833,809)	(3,205,887)	(123,374)		(14,163,070)
Interest income (expense)	295,216	(840,858)	816,278	(b)	270,636

Loss before income taxes	(10,538,593)	(4,046,745)	692,904		(13,892,434)
Provision for income taxes	—	—			—

Net loss	(10,538,593)	(4,046,745)	692,904		(13,892,434)
Preferred stock cash dividends	192,848	—			192,848

Net loss attributable to common stockholders	$(10,731,441)	$(4,046,745)	$692,904		$(14,085,282)

Basic and diluted net loss per share:
Net loss	$(0.32)	—	—		$(0.43)
Preferred stock cash dividends	(0.01)	—	—		(0.01)

Net loss attributable to common stockholders	$(0.33)	$—	$—		$(0.44)

Weighted average basic and diluted shares outstanding	32,648,487	—	—		32,648,487

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Exhibit 99.2

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Basis of Presentation

          The Acquisition was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic No. 805, “Business Combinations – Overall” (“ASC 805”). Under this method, the total preliminary purchase price was allocated to The Deal’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of September 11, 2012, the Acquisition date. The excess of purchase consideration over the net tangible and intangible assets is reflected as goodwill. The process for estimating the fair values of identifiable intangibles and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. Use of different estimates and judgments could yield different results.

          For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, the Company used the guidance in ASC Topic No 820, “ Fair Value Measurement and Disclosure – Overall” (“ASC 820”), which establishes a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements assume the highest and best use of that asset by market participants. As a result, the Company may be required to value The Deal’s assets at fair value measures that do not reflect the Company’s intended use of those assets.

          Under ASC 805, acquisition related costs such as advisory, legal, valuation and other professional fees are not included as a component of consideration transferred, but are required to be expensed as incurred.

Reclassifications

The following reclassifications have been made to The Deal’s historical statements of operations to conform with The Street’s presentation:

•

Technology salaries and benefits of $1,050,837 and $821,492 reported as general and administrative expense under The Deal are recorded as cost of sales on The Street for the fiscal year ended December 31, 2011 and the nine months ended September 30, 2012. This reclassification was necessary due to the functions performed by the individuals.

•

Salaries and benefits of $537,659 and $436,663 of certain individuals reported as general and administrative expense under The Deal are recorded as sales and marketing on The Street for the fiscal year ended December 31, 2012 and the nine months ended September 30, 2012. This reclassification was necessary due to the functions performed by the individuals.

Exhibit 99.2

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 2 – Purchase Price Allocation

          The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date. The preliminary fair value estimates for the assets and liabilities were based upon preliminary calculations and valuations and our estimates and assumptions for each of these acquisitions are subject to change as we obtain additional information for our estimates during the measurement period, a period not to exceed 12 months from the acquisition date. Changes to amounts recorded as assets or liabilities may result in a corresponding adjustment to goodwill.

	Amortization Life
	(in years)	Amount

Accounts receivable, net		$765,357
Other receivables		315,322
Prepaid expenses and other current assets		168,492
Property and equipment, net		729,400
Identifiable intangible assets:
- Subscriber relationships	10	2,960,000
- Client data base	10	3,170,000
- Software	5	685,000
- Trade name	10	480,000
- Advertiser relationships	6	70,000
Restricted cash		301,000
Accounts payable		(391,992)
Accrued expenses		(1,368,270)
Deferred revenue		(3,761,210)
Other current liabilities		(361,659)

Total identifiable net assets		3,761,440
Goodwill		1,668,623

Total consideration		$5,430,063

          The estimated useful life of computer equipment, computer software and telephone equipment is one to three years; of furniture and fixtures is five years; and leasehold improvements is nine years.

          The Company believes that information gathered to date provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but the Company is waiting for additional information necessary to finalize those fair values. Thus, the provisional measures of fair value set forth above are subject to change, although such changes are not anticipated to be significant. The Company expects to complete the purchase price allocation as soon as practical, but no later than one year from the Acquisition date.

Exhibit 99.2

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 3 – Pro Forma Adjustments

          The following is a summary of pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements based on management’s preliminary estimates. These estimates may change as additional information is obtained:

Item (a): As part of the purchase price adjustment property and equipment were adjusted to fair value which resulted in an increase in net fixed assets of $122,529. Adjustments to record depreciation and amortization on acquired fixed assets and intangible assets are as follows:

	Year Ended	Nine Months Ended
	December 31, 2011	September 30, 2012

The Deal’s historical depreciation	$(270,505)	$(191,189)
Depreciation and amortization after fair value adjustments associated with acquired assets	210,966	140,644
Amortisation of acquired intangible assets	809,667	569,398
Increase in depreciation and amortization expense	$750,128	$518,853

Depreciation expense decreased as a result of the increase in the useful lives of the assets acquired.

Item (b): Reflects the reversal of interest expense of $967,999 and $816,278 for the fiscal year ended December 31, 2011 and the eight months and eleven days ended September 11, 2012, relating to short term notes payable to related parties of The Deal. This debt was forgiven subject to the execution of the Purchase Agreement.

Item (c): An adjustment of $395,479 was made to exclude transaction costs directly related to the Acquisition that were included in the historical financial statements for the nine months ended September 11, 2012.